                                                                    EXHIBIT 99.5

                             TOWERSTREAM CORPORATION

                       CHARTER OF THE NOMINATING COMMITTEE

A. PURPOSE

     The purpose of the Nominating Committee (the "Committee") of the Board of
Directors (the "Board") will be to (i) identify, review and evaluate candidates to serve on the Board; (ii) serve as a focal point for communication between
Board candidates, non-committee Board members and the Company's management; and
(iii) recommend such candidates to the Board.

B. ORGANIZATION

     The Committee shall consist of two or more directors, each of whom shall satisfy the applicable independence requirements of the NASDAQ Stock Market,
Inc. and any other regulatory requirements.

     The Committee members shall be elected by the Board; members shall serve until their successors shall be duly elected and qualified. The Committee's chairperson shall be designated by the full Board or, if it does not do so, the
Committee members shall elect a Chairman by vote of a majority of the full
Committee.

     The Committee may form and delegate authority to subcommittees when appropriate.

C. MEETINGS

     The Committee will meet no less than two times a year. Special meetings may be convened as required. The chairperson of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chairperson of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting.

D. DUTIES AND RESPONSIBILITIES

     The Committee has the following duties:

     1.   Identify potential candidates for membership on the Board, and the
          Committee shall have the sole authority to retain and terminate any search firm used to identify candidates for the Board;

     2.   Gather information on such candidates, conduct inquiries into the backgrounds and qualifications of such candidates, and conduct interviews and meetings with such candidates or their references;

     3.   Make recommendations to the Board regarding overall Board composition and makeup, including having a majority of independent directors on the Board;

     4.   Make recommendations to the Board regarding the composition and size of the Board, with the goal of ensuring that the Board has the proper expertise and its membership consists of persons with sufficiently diverse backgrounds;

     5.   Make recommendations to the Board with regard to the criteria for selection of Board members;

     6.   Assist the Board in planning for continuity on the Board as existing
          Board members retire or rotate off the Board;

     7.   Review and recommend to the Board an appropriate course of action upon the resignation of current Board members;

     8.   Recommend to the Board persons to be members of Board committees;

     9.   Have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors in connection with the performance of its duties and responsibilities; and

     10.  Take such other action within the Committee's scope of duties, that are in the best interests of the Company and its stockholders, as the
          Committee shall deem appropriate.

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